NEWS RELEASE
Completel Europe N.V.             Investor Contact:
Kruisweg 609                      Stefan Sater, Director Investor Relations
2132 NA Hoofddorp                 Tel: +33 1 72 92 20 43
The Netherlands                   e-mail : s.sater@completel.fr
+31 20 666 1701
(ParisBourse: CTL; NASDAQ: CLTL)
May 15th, 2002

        COMPLETEL REACHES BALANCE SHEET RESTRUCTURING AGREEMENT WITH
           BONDHOLDER COMMITTEE AND ATTRACTS ADDITIONAL CAPITAL,
              SUPPORTING A BUSINESS PLAN EXPECTED TO FUND TO
                            CASH FLOW BREAKEVEN

        REPORTS Q1 2002 RETAIL REVENUE GROWTH OF 18%, A 41% DECREASE
              IN ADJUSTED EBITDA LOSSES AND A 39% REDUCTION OF
                               CASH OUTLAYS;
                  8 of 9 FRENCH CITIES NOW EBITDA POSITIVE



PARIS, May 15, 2002 - Completel announced today it has signed an agreement with an ad hoc committee of holders of Completel Europe NV senior notes (the "Committee") in support of a recapitalization plan for the Company ("Recapitalization").

The Committee collectively owns over 75 percent of the Company's combined outstanding Senior Notes and Senior Discount Notes (the "Notes"). The Recapitalization will involve a debt for equity swap in respect of the Notes and the return to the holders of the Senior Notes of the escrow funds established at the time of the Senior Notes issuance. Two of the Company's major shareholders (Meritage Private Equity Funds and DeGeorge Telecom Holdings) have agreed to provide (euro)30 million in new capital upon the successful closing of the Recapitalization, and certain of the existing bondholders on the Committee have agreed to re-invest in the Company
(euro)8 million of cash, reflecting a portion of the escrow funds. Post-Recapitalization, Meritage, DeGeorge and the bondholders will own 96.6 percent of Completel, with the existing shareholders being diluted to the remaining 3.4 percent.

The Recapitalization will substantially deleverage the Company's balance sheet and is expected to fund the Company to cash flow breakeven. The Committee is unanimously supporting the Company's proposed recapitalization, which would have the effect of converting all of the Company's outstanding Notes into equity securities.

The Recapitalization

The Company intends to effect the Recapitalization by means of a pre-arranged Netherlands restructuring plan proceedure known as an Akkoord. To avail itself of this proceeding, in the next two weeks Completel Europe NV, the group's holding company, would file for protection from its creditors, which consist almost entirely of holders of the Notes. At the same time it would submit to the Dutch courts a composition plan whereby bondholders would receive an amount in Ordinary and Convertible Preferred B shares in the ratios set forth below.


---------------------------------------------------------------------------------------------------
Senior Notes as of April 15, 2002                          Number of shares received:
---------------------------------------------------------------------------------------------------
(euro)121,870,000 face value of 14% Senior Notes           Per (euro)1,000 of principal amount
due 2010                                                   4,094 Convertible Preferred B shares
                                                           4,094 Ordinary shares
---------------------------------------------------------------------------------------------------
(euro)105,300,000 accreted value of 14% Senior             Per (euro)1,000 of accreted value
Discount Notes due 2009                                    4,402 Convertible Preferred B shares
(face value      US$ 120,500,000,                          4,402 Ordinary shares
accreted value  US$ 94,074,350)
---------------------------------------------------------------------------------------------------

The Recapitalization, which is subject to the support of the holders of at least 75 percent of the Notes and the sanction of the Netherlands courts, would be binding on all bondholders, effectively eliminating the Company's outstanding indebtedness while permitting the Company's operating subsidiaries to continue operations without disruption. The Company believes it has obtained the level of commitments from the holders of its Notes that would be required by the Netherlands courts to approve the Recapitalization and retirement of all of its outstanding Notes. Bondholders wishing to obtain additional information regarding the terms of the Recapitalization are recommended to contact bondholders' counsel, James Terry of Bingham Dana LLP, on +44 (0) 20 7375 9770 as soon as possible.

The aggregate amount of shares to be issued as part of the Akkoord represents approximately 42.6 percent of the Company's shares that would be outstanding at the close of the Recapitalization on an as-converted basis. The new capital of (euro)30 million and the re-invested escrow of (euro)8 million would receive Convertible Preferred A shares and Ordinary shares representing approximately 42.6 percent and 11.4 percent, respectively, of the then outstanding shares on an as-converted basis, with the remaining shares (3.4 percent) being held by existing shareholders. Post-Recapitalization, the Company's Supervisory Board would be reconstituted as a six-member board comprised of two designees of the Convertible Preferred A shares, two designees of the Convertible Preferred B shares, and two independent directors mutually acceptable to the investor group and the bondholder group.

In accordance with their respective terms, in the event of a liquidation of the Company, the Convertible Preferred A shares will rank senior to the Convertible Preferred B shares, which will rank senior to the Company's Ordinary shares. In addition, upon liquidation, the Convertible Preferred A and B shares will be entitled to receive, prior to any distribution in respect of the Ordinary shares, an amount in cash equal to (euro)0.03 per share.

As an alternative to an Akkoord, if the Company concludes that a significant majority of bondholders support the Recapitalization, it may pursue an out of court restructuring effected by means of an unregistered exchange offer on substantially the same terms as the Akkoord. This offer would take advantage of the exemption from registration under the Securities Act provided by Section 3(a)(9) and could achieve a recapitalization much faster than under an Akkoord. In addition, the Company may pursue a pre-arranged U.S. Chapter 11 filing to accomplish the Recapitalization.

Completion of the Recapitalization, which is expected to close during the third quarter, is subject to approval of a share capital increase by the Company's existing shareholders, the closure or sale of the Company's UK operations, and other customary conditions. The Company believes that it has obtained the required level of commitments from its existing shareholders to vote in favor of the capital increase and other required actions.

After considering a range of options, the Board of Completel voted unanimously to approve this transaction. The implementation of the Recapitalization will allow the Company to focus its management and resources on its French operations. Upon completion of the transaction and the concurrent closing of the issuance of new capital, the Company expects that its cash balances, together with anticipated cash flow from operations, will provide the Company with sufficient capital to fund its operations through to cash flow breakeven.

Financial Advisors

In support of the Company's efforts to restructure and recapitalize, Greenhill & Co., LLC, has acted as principal financial advisor to the Company since January 2002.

Reverse Share Split

Subject to shareholder and regulatory market authority approval, Completel is also anticipating a reverse share split in order to maintain orderly trading, with this reverse split occurring concurrent with the closing of the Recapitalization.

Q1 2002 Highlights:

o    Retail revenue grew by 18% to (euro)18.1 million relative to Q4 2001.

o The adjusted EBITDA loss for the first quarter narrowed to (euro)9.8 million, a 41% ((euro)6.7 million) improvement over Q4 2001, which itself followed a 33% improvement over the previous quarter.

o Completel's French cities collectively continue to be adjusted EBITDA positive in Q1 2002, with Nice the eighth city to turn positive this quarter.

o Quarterly cash deployment, was (euro)25 million in Q1 2002, a reduction of 39% relative to the (euro)41 million underlying cash outlay in the prior quarter. Quarter end cash stood at (euro)81.2 million, of which (euro)56.2 million is unrestricted.

o Gross margin attained 29.7% for the quarter, versus 16.5% in the prior quarter.

o Selling, general and administrative expense was(euro)18.4 million, a decrease of 13% as opposed to Q4 2001, and represents 63% of revenue for the quarter.


Summary Financial Information
-------------------------------------------------------------------------------------------
                             Q1 2002     Q1 2001      Growth       Q4 2001      Growth
In Euro Millions                                     Q1 02/ Q1                  Q1 02/
                                                        01                       Q4 01
----------------------------------------------------------------------------------------
Revenue                        29.1        19.7           48%        28.0            4%
----------------------------------------------------------------------------------------
Gross Margin                    8.6         1.0          760%         4.6           87%
----------------------------------------------------------------------------------------
Adjusted EBITDA                (9.8)      (24.3)          60%       (16.5)          41%
----------------------------------------------------------------------------------------

Note: Adjusted EBITDA in Q1 2002 and Q4 2001 excludes expensed restructuring, impairment and other charges of (euro)1.9 million and (euro)161.2 million.

Tim Samples, CEO, stated, " We have launched a comprehensive restructuring of our balance sheet that we expect will position the Company to be fully funded through to free cash flow positive. The restructuring strategy put forward by Completel is in the best interest of all stakeholders, generates a minimum of (euro)38 million in new cash resources and virtually eliminates the Company's debt, positioning Completel to maintain its leading role in the French CLEC market.

The restructuring now under way is made possible by the support of a broad majority of bondholders, and by various existing major shareholders, who see the Completel business plan as offering attractive prospects post restructuring of the Company."

Q1 2002 results show 41% decrease in adjusted EBITDA loss compared to Q4 2001

Completel announced continued growth in the first quarter of 2002, coupled with a decrease of 41% in its adjusted EBITDA loss for the quarter to
(euro)9.8 million, and a 39% reduction in its quarterly cash outlay to
(euro)25.2 million. Completel also saw its eighth French city, Nice, turn adjusted EBITDA positive.

The improvement in Completel's adjusted EBITDA margin for Q1 2002 over Q4 2001 resulted from planned reductions in selling, general and administrative expense, which declined by 13% to (euro)18.4 million. This reduction was coupled with lower interconnection costs and planned network efficiency gains that saw gross margin rise to 29.7% from 16.5%. Completel's cash balance stood at (euro)81.2 million at the end of the quarter, after (euro)9 million for capital expenditures primarily related to the connection of client sites.


Operating Statistics Summary
----------------------------------------------------------------------------------------------------------------------
                                        Q1 2002   Q4 2001   Q3 2001       Q2        Growth      Growth      Growth
ON-NET METRICS                                                            2001       Q1 02/      Q4 01/      Q3 01/
                                                                                     Q4 01       Q3 01       Q2 01
----------------------------------------------------------------------------------------------------------------------
Cumulative retail sites connected          1,501     1,310      1,078         929         191         232         149
----------------------------------------------------------------------------------------------------------------------
Cumulative total customers connected       1,294     1,170      1,020         865         124         150         155
----------------------------------------------------------------------------------------------------------------------
Quarterly new retail and carrier            16.1      16.5       19.2        16.6         N/M         N/M         N/M
orders value in(euro)millions
(annualized)
----------------------------------------------------------------------------------------------------------------------
Quarterly switched mins  (millions)          955       859        842         818         N/M         N/M         N/M
----------------------------------------------------------------------------------------------------------------------

Completel made solid operational progress in Q1 2002 in its retail business, with customer connections of 191 site additions compared to 130 site additions in the same quarter a year earlier. Retail customer ARPU for the first quarter was (euro) 4,400, a 7% increase from (euro)4,100 in Q4 2001.

French revenue grew to (euro)23.0 million in Q1 2002
The French business, on which Completel will focus going forward, accounted for 79% of the consolidated revenue for the first quarter of 2002. Retail revenue in France grew 16% compared to the fourth quarter of 2001, and now represents 65% of total French revenue compared to 59% in the prior quarter.

Despite difficult market conditions, French wholesale carrier services revenue grew 9% compared to Q4 2001, due in part to continued increases in demand for voice traffic termination services.

French ISP dial up services declined by 27% relative to Q4 2001. This business line is gradually becoming less prominent within the markets served by Completel.

German revenue held at (euro)5.3 million in Q1 2002
Overall German revenue did not change significantly from that of the previous quarter, while the refocusing of operations helped increase margins. Germany's adjusted EBITDA loss narrowed from (euro)2.5 million in the fourth quarter 2002 to (euro)1.0 million in the first quarter 2002.


-------------------------------------------------------------------------------------------------
Revenue Breakdown                 Q1 2002       Q1         Growth          Q4          Growth
In EUR Millions                                2001        Q1 02/          2001        Q1 02/
                                                            Q1 01                      Q4 01
-------------------------------------------------------------------------------------------------
Retail: Voice                          13.7         5.9          132%          11.6          18%
-------------------------------------------------------------------------------------------------
Retail: Internet & Data                 4.4         1.9          132%           3.7          19%
-------------------------------------------------------------------------------------------------
Carriers                                5.4         2.8           93%           5.7         (5)%
-------------------------------------------------------------------------------------------------
ISP Dial Up Termination                 4.0         6.9         (42%)           5.3        (25%)
-------------------------------------------------------------------------------------------------
IDC and Other                           1.6         2.2         (27%)           1.7         (6%)
-------------------------------------------------------------------------------------------------
Total Revenue                          29.1        19.7           48%          28.0           4%
-------------------------------------------------------------------------------------------------
Note: Total Revenue for Q1 2002 and Q4 2001 include Estel revenue, consolidated as of June 1, 2001.


Jerome de Vitry, COO, commented, "We now have the necessary resources with which to move Completel ahead and remain a leading fibre based business CLEC in France. Activity has been supported by sound retail growth, with a sustained pace of new retail sites connections, even under challenging market conditions. We expect to continue to raise our penetration of higher value and national retail accounts in France over the year ahead, while also seeing the margin benefits of penetrating previous voice services markets, as well as data markets, with our recently launched LAN to LAN and IP VPN services.

Completel's gross margin improvement, to 29.7% in Q1 2002 from 16.5% in Q4 2001, reflects improved leverage on interconnection costs as anticipated by management in late 2001. Gross margin is expected to continue to improve as new customers are added to the network. Selling, general and administrative expense dropped to 63% of revenue, from 76% in the prior quarter, as the result of overall cost reductions that are likely to prove sustainable thanks to restructuring measures now well under way."

Lyle Patrick, CFO, added that, "Completel's cash outlays for the quarter were again significantly reduced - by 39% in terms of operating cash outlays. Our capital expenditures were reduced by over 50% compared to the prior quarter. We continue to capitalize on the advantage of having completed our city builds faster than planned in 2001. With most of these expenditures behind us, future asset deployment will be approximately 80% success based and our cash deployment is being actively managed to maximize early returns".

During the first quarter 2002, Completel also recognized a non-cash charge of (euro)1.9 million to reflect balance sheet restructuring costs.

German/UK Operations
On May 10, 2002 the Company sold its German operations (Completel GmbH) to Arques AG, a German holding company of equity financing with a business focus on the acquisition and development of enterprises in redevelopment situations. Reciprocal commercial agreements for voice and data services will be created allowing Completel to serve its French customers that have, or will develop, operations in Germany.

Additionally, the Company has reached an agreement to sell its UK operation (iPcenta Limited) to a group led by Green Grove Enterprises Limited. The sale is expected to be completed this month.

These transactions and the implementation of the ongoing restructuring will allow the Company to focus its efforts entirely on its French operations, while significantly reducing its cash commitments, as is further discussed below. (Note: The attached condensed financial statements are consolidated as of March 31, 2002 as both the German and UK entities were operating at that time).

Funding and Outlook

While the Company previously estimated its funding gap (that is, the additional financing required to bring it to cash flow breakeven) to be approximately (euro)60 million to (euro)90 million, in light of (i) the anticipated elimination of interest payments (estimated at (euro)30 million) upon exchange or retirement of the Company's Notes pursuant to the Recapitalization, (ii) the cash savings from the sale of the German and UK operations (estimated at approximately (euro)20 million), (iii) better than previously anticipated adjusted EBITDA and CAPEX results in the first quarter (estimated at approximately (euro)5 million), and (iv) headquarters cost reductions (estimated at (euro)5 million), the Company currently estimates its funding gap to be approximately (euro)30 million. The Company expects that the (euro)38 million equity infusion to be effected as part of the proposed Recapitalization will fully fund its restructured operations to cash flow breakeven.

Completel believes that the trends of strong demand for its retail services in France will continue in line with its experience over the past year. This revenue growth, coupled with increasing margins and cash management of CAPEX and all expenses, will drive the Company to adjusted EBITDA breakeven in the first quarter of 2003 and to free cash flow positive in the first quarter of 2004.

Personnel Changes

Finally, effective May 17, 2002, Tim Samples, Chief Executive Officer, and Lyle Patrick, Chief Financial Officer, will be leaving Completel. Jim Dovey, Chairman of the Supervisory Board, noted that " Tim and Lyle have been critical in transitioning Completel to this point of a restructured and fully funded company, and we wish them well as they pursue new opportunities. We thank them for their successful efforts on behalf of Completel."

Dovey further noted "that as we focus on the new Completel, the Board has appointed former Chief Operating Officer Jerome De Vitry to the position of Chief Executive Officer. Mr. De Vitry has been a critical part of the management team and has led the French operation since its inception and we are confident in his leadership in these challenging times in the telecommunications business." Mr. Dovey also announced the continuing roles of Marie-Laure Ducamp Weisberg and Alexandre Westphalen as Senior Vice President and General Counsel and Vice President of Finance, respectively.

Conference Call
Further discussion of the above will be provided on the Company's quarterly call to be held on May 15, 2002 at 15:00 CET.

Completel Europe NV (ParisBourse: CTL; NASDAQ:CLTL).
Completel is a facilities-based provider of fiber optic local access telecommunications and Internet services to business end-users, carriers and ISPs with activities predominantly located in France.

NOTE:
The revenue, margin, adjusted EBITDA, capital expenditure and cash resource forecasts in this outlook section, as well as other information in this press release, constitute "forward-looking statements" within the meaning of Section 21E of the U.S. Securities Exchange Act. These forward-looking statements are identified by their use of such words as "believes," "anticipates," "should," "expects," "forecast," "projects," and similar expressions. Such statements are based on the current expectations and assumptions of the management of Completel only, and Completel does not undertake to publicly update or revise these statements, whether as a result of new information, future events or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Completel's actual future results, performance and achievements to differ materially from those forecasted or suggested in this press release. The most important of such factors is Completel's potential inability to effect its recepitalization on the terms described in this release. Furthermore, with respect to revenue forecasts, such factors include, but are not limited to: (a) decline in demand for Completel's telecommunications services; (b) pricing pressures from Completel's direct competitors as well as from providers of alternative services; (c) failures, shutdowns or service disturbances with respect to Completel's networks; and (d) worsening carrier and Internet data market weakness. In addition to these risks, EBITDA forecasts and other forward-looking information in this press release are subject to such risks as: (a) unforeseen delays or increased expenditures incurred in the construction of Completel's networks and IDCs; (b) Completel's inability to develop and maintain efficient operations support; and (c) regulatory developments in Europe adverse to Completel or difficulties of Completel in maintaining necessary telecommunications licenses or other governmental approvals. For a more detailed discussion of such risks affecting the Company, please refer to Completel's prospectuses and 10-K,10-Q and 8-K reports filed with the U.S. Securities and Exchange Commission.

Paris office: Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie Cedex, FRANCE
                          Tel : +33 1 72 92 20 00
                             www.completel.com




COMPLETEL EUROPE N.V. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Stated in thousands of Euros)


                                                                                     Three Months Ended March 31
                                                                                         2002              2001
                                                                                   (Unaudited)           (Unaudited)

REVENUE                                                                                   29,126               19,656
                                                                                 ----------------     ----------------

OPERATING EXPENSES:
    Network costs                                                                         20,484               18,691
    Selling, general and administrative                                                   18,439               25,297
    Non-cash compensation charges                                                            451               (1,731)
    Depreciation and amortization                                                          8,849                9,506
    Restructuring, impairment and other charges                                            1,871                    -
                                                                                 ----------------     ----------------

       Total operating expenses                                                           50,094               51,763
                                                                                 ----------------     ----------------

OPERATING LOSS                                                                           (20,968)             (32,107)
                                                                                 ----------------     ----------------

OTHER INCOME (EXPENSE):
    Interest income                                                                          574                5,398
    Interest expense, net of capitalized interest                                         (7,457)              (8,345)
    Foreign exchange gain (loss) and other expense                                          (181)              (5,548)

       Total other income (expense)                                                       (7,064)              (8,495)
                                                                                 ----------------     ----------------

NET LOSS                                                                                 (28,032)             (40,602)
                                                                                 ===============      ===============

BASIC AND DILUTED LOSS PER ORDINARY SHARE                                                  (0.18)               (0.26)
                                                                                 ===============      ===============

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES                                           157,419,330          157,413,763
                                                                                 ===============      ===============
OUTSTANDING

ADJUSTED EBITDA                                                                           (9,797)             (24,332)
                                                                                 ===============      ===============

Note- Adjusted EBITDA is: Operating Loss plus Restructuring, impairment and other changes.




COMPLETEL EUROPE N.V. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Stated in thousands of Euros)                                                                  (Unaudited)
                                                                                         March 31,           March 31,
                                     ASSETS                                               2002                 2001
                                     ------                                             ----------          ----------

CURRENT ASSETS:
     Cash and cash equivalents                                                             56,166              292,523
     Short-term investments, restricted                                                    16,863               27,690
     Customer accounts receivable, net of allowance for doubtful                           21,347               17,370
       receivables of 2,670 and 1,200 as of March 31, 2002 and March 31,
       2001, respectively
     Affiliate receivables                                                                    134                1,500
     VAT receivables                                                                       15,807               28,200
     Prepaid expenses and other                                                             9,705               15,820
                                                                                  ----------------    -----------------
         Total current assets                                                             120,022              383,103
                                                                                  ----------------    -----------------
NON-CURRENT ASSETS :
     Property and equipment, net                                                          276,255              346,223
     Licenses, goodwill and other intangibles, net                                          7,085                6,678
     Deferred financing costs, net                                                          7,308               15,161
     Non-current investments, restricted                                                    8,172               39,410
     Other non-current assets                                                               2,769                2,200
                                                                                  ----------------    -----------------
         Total non-current assets                                                         301,589              409,672
                                                                                  ----------------    -----------------

TOTAL ASSETS                                                                              421,611              792,775
                                                                                  ================    =================

                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Network vendor payables                                                               23,300               51,937
     Accrued liabilities                                                                   26,656               29,473
     Trade accounts payable                                                                44,656               47,876
     Affiliate payables                                                                         -                  597
                                                                                   ---------------    -----------------
         Total current liabilities                                                         94,612              129,883

LONG-TERM DEBT                                                                            232,350              289,506
                                                                                   ---------------    -----------------

TOTAL SHAREHOLDERS' EQUITY                                                                  94,649             373,386
                                                                                   ----------------   -----------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                 421,611             792,775
                                                                                   ================   =================
